Exhibit 99.1
News Release	Chesapeake Granite Wash Trust

February 28, 2020

CHESAPEAKE GRANITE WASH TRUST PROVIDES UPDATE ON NYSE DELISTING

HOUSTON, TEXAS, February 28, 2020 – Chesapeake Granite Wash Trust (NYSE: CHKR) today announced that it has received notification from the New York Stock Exchange (“NYSE”) of its determination to suspend trading of the Trust’s common units (the “Trust Units”), effective as of the close of trading on February 28, 2020, and to initiate proceedings to delist the Trust Units. The determination to commence the delisting proceeding results from the Trust’s inability to satisfy the continued listing compliance standards set forth under Rule 802.01C of the NYSE Listed Company Manual because the average closing price of the Trust Units fell below $1.00 over a 30 consecutive trading-day period, and the Trust was unable to regain compliance with the applicable standards within a six-month cure period that concluded on February 28, 2020.
As a result of the suspension, the Trust expects that the Trust Units will begin trading on March 2, 2020 under the symbol “CHKR” on the OTC Pink Market, which is operated by OTC Markets Group Inc. (“OTC Pink”). Subscribing broker-dealers view and publish quotes and negotiate trades in the OTC Pink securities on the OTC Markets Group Inc.’s SEC-registered Alternative Trading System, OTC Link® ATS, an interdealer quotation and trade messaging system. OTC Pink is a significantly more limited market than the NYSE, and the quotation of the Trust Units on OTC Pink may result in a less liquid market available for existing and potential unitholders and could further depress the trading price of the Trust Units. There is no assurance that an active market in the Trust Units will develop on OTC Pink. More information about the OTC Markets Group Inc. is available on its website (https://www.otcmarkets.com/).
ABOUT CHESAPEAKE GRANITE WASH TRUST:
Chesapeake Granite Wash Trust (NYSE:CHKR) is a Delaware statutory trust formed by Chesapeake to own certain royalty interests in oil, natural gas liquids and natural gas wells in Washita County, Oklahoma producing from the Colony Granite Wash play within the broader Granite Wash formation of the Anadarko Basin. The common units do not represent interests in and are not obligations of Chesapeake. Further information is available at www.chkgranitewashtrust.com where the Trust routinely posts announcements, updates, investor information and news releases.
This news release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this news release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. An investment in common units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as other risks identified in the Trust’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available at the SEC’s website at www.sec.gov. The Trust does not intend, and assumes no obligations, to update any of the statements included in this news release.

TRUSTEE CONTACT INFORMATION:	CHESAPEAKE GRANITE WASH TRUST
The Bank of New York Mellon Trust Company, N.A. Monika Rusin 212-815-5787 monika.kozdra@bnymellon.com	601 Travis Street 16th Floor Houston, TX 77002